MD HOLDINGS CORP.

UNAUDITED PROFORMA COMBINED BALANCE SHEETS
AS OF JUNE 30, 2009

	MD Holdings Corp.	Hongkong Chenxin International Development Limited	Pro Forma Adjustment	Pro Forma Combined

	Unaudited	Unaudited

	US$	US$	US$	US$

Assets

Current assets:
Cash and cash equivalents	170	6,003,535		6,003,705
Accounts receivable		6,127		6,127
Amount due from director		13,153		13,153
Prepayments and other current assets		234,370	(a)70,000	304,370
Inventories		3,163,149		3,163,149

Total current assets	170	9,420,334		9,490,504

Property, plant and equipment, net		4,800,375		4,800,375
Land use right, net		660,811		660,811

Total assets	170	14,881,520		14,951,690

Liabilities and shareholders’ equity

Current liabilities:
Short term borrowings		1,417,134		1,417,134
Accounts payable	25,117	4,243,898		4,4,269,015
Dividend payable to ex-shareholders		2,000,293		2,000,293
Other payables and accrued expenses	27,500	480,487		507,987
Income tax payable		807,478		807,478

Total current liabilities	52,617	8,949,290		9,001,907

Shareholders’ equity:
Paid-in capital	20,717	1,287	(a)12,000 (b)(1,287)	32,717
Additional paid in capital	456,328	1,238,636	(a)58,000 (b)1,287	1,754,251
PRC statutory reserve		803,530		803,530
Retained earnings	(529,492)	3,207,754		2,678,262
Accumulated comprehensive income		681,023		681,023
Total shareholders’ equity	(52,407)	5,932,230		5,949,783

Total liabilities and shareholders’ equity	170	14,881,520		14,951,690

Pro Forma Adjustment

(a)
MD Holdings Corp (“MDHO”) acquired all of the issued and outstanding securities of Hongkong Chenxin International Development Limited (“Chenxin”) of $1,287 as well as a cash payment in the amount of $70,000 in exchange for 12 million newly-issued shares of MDHO’s common stock, par value $0.001 per share. Which arising an additional paid in capital of $58,000.

(b)	The paid in capital of Chenxin of $1,287 was transferred to additional paid in capital after the share exhange.